EXHIBIT 10.8.1

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of August     , 2014, by and among             (“Employee”) and Natus Medical Incorporated, a Delaware Corporation (the “Company”).

RECITALS

A. The Company and Employee are parties to that certain Employment Agreement dated                     , 20        (the “Agreement”). All capitalized terms set forth herein shall (unless otherwise defined herein) have the meanings given to them in the Agreement.

B. The Company and Executive wish to amend the terms of the Agreement by means of this amendment to the Agreement.

AMENDMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 7(c) of the Agreement is amended and restated to read in its entirety as follows:

“(c) Change of Control Benefits. If within six (6) months following a “Change of Control” (as defined below) (i) Employee terminates Employee’s employment with the Company for Good Reason after providing the Company with written notice within the ninety (90) days after the occurrence of an event constituting Good Reason and an opportunity for the Company to cure such occurrence of not less than thirty (30) days, or (ii) the Company or the successor corporation terminates Employee’s employment with the Company for other than Cause, death or disability, then Employee shall be entitled to the benefits provided for in subsection (a) above, except that the amount of the cash payments provided for in (a)(i) above shall be replaced by a cash payment equal to [.5 times] the sum of (x) the greater of Employee’s Base Salary as in effect immediately prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, immediately prior to the Change of Control), or Employee’s Base Salary as in effect at the time of Employee’s termination after the date of the Change of Control, and (y) the greater of Employee’s target bonus as most recently established by the Board or Compensation Committee prior to the date of the Company’s entering into an agreement providing for such Change of Control (or, if no such agreement is entered into, prior to the date of the Change of Control), or Employee’s target bonus as in effect at the time of Employee’s termination after the date of the Change of Control. Employee shall only be permitted to receive the benefits provided for in subsection (a) once and shall not be permitted to claim such benefits under both subsection (a) and (c) such that Employee would receive the benefits pursuant to subsection (a) twice. The payment-characterization provisions made under subsection (a) above for purposes of Section 409A of the Code shall apply as well.”

2.	Except as expressly set forth above, all of the terms and conditions of the Agreement remain in full force and effect.

3.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same instrument.

COMPANY	EMPLOYEE

Natus Medical Incorporated

By: James B. Hawkins, President and Chief Executive Officer